Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

Media Contact:

Matthew Bashalany

+1.617.897.1545

matthew.bashalany@fticonsulting.com

FTI Consulting Announces Appointment of Brendan Keating as Chief Accounting Officer and Controller

Washington, D.C., March 7, 2019 — FTI Consulting, Inc. (NYSE: FCN) today announced that Brendan Keating, who has served as the Company’s Vice President and Assistant Controller since September 2011, is being promoted to Chief Accounting Officer and Controller, effective March 18, 2019. Mr. Keating will lead the Company’s accounting operations, financial reporting, control processes and financial systems globally and will report to Chief Financial Officer Ajay Sabherwal.

Mr. Keating has over 30 years of experience in the finance and accounting fields, including Securities and Exchange Commission (“SEC”) reporting, accounting policy, corporate accounting, consolidation, internal controls and compliance. Prior to joining FTI Consulting in 2011, Mr. Keating served as a Senior Vice President of Accounting Policy and Reporting at Discovery Communications from 2008 to 2011, where he led its SEC” registration and the implementation of internal controls over financial reporting to become compliant with the Sarbanes-Oxley Act of 2002. Previous experience includes serving as Vice President and Assistant Controller of The AES Corporation; Senior Vice President and Chief Accounting Officer of MeriStar Hospitality Corporation; and Controller of Qwest Communications’ joint venture with KPN Telecom, where he led the SEC registration and established a pan-European shared service center supporting the business in 15 countries.

Commenting on his appointment, Mr. Keating said, “I am very excited to have the opportunity to lead FTI Consulting’s accounting organization. I look forward to leveraging my extensive experience in accounting policy, public reporting and compliance and collaborating with my colleagues around the world to further enhance our capabilities as we continue to support our global clientele on their most complex and significant matters.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,700 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.03 billion in revenues during fiscal year 2018. For more information, visit www.fticonsulting.com and connect with us on Twitter (@FTIConsulting), Facebook and LinkedIn.